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                                  [LETTERHEAD]

                        KRAMER, LEVIN, NAFTALIS & FRANKEL

                          9 1 9  T H I R D  A V E N U E

                           NEW YORK, N.Y. 10022 - 3852

                                (212) 715 - 9100

                                     ______

                                       FAX

                                 (212) 715-8000

                                     ______

                             WRITER'S DIRECT NUMBER

                                 (212) 715-9100


                               September 20, 1996


Florida Coast Paper Company, L.L.C.
600 U.S. Highway 98
Port St. Joe, Florida  32456

Ladies and Gentlemen:

          We have acted as counsel for Florida Coast Paper Company, L.L.C., a Delaware limited liability company (the "Company"), and Florida Coast Paper Finance Corp., a Delaware corporation (together with the Company, the "Issuers"), in connection with the registration statement on Form S-4 (Reg. No. 333-8023), as amended by Amendment Nos. 1 through 2 thereto (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") relating to the proposed offer by the Issuers of $165,000,000 aggregate principal amount of 12-3/4% First Mortgage Notes due 2003 (the "New Notes") of the Issuers for a like amount of privately placed 12-3/4% First Mortgage Notes due 2003 (the "Old Notes") (the "Exchange Offer"). The New Notes will be issued pursuant to the Indenture (the "Indenture") dated May 30, 1996 between the Issuers and Norwest Bank Minnesota, National Association, as trustee. All capitalized terms not otherwise defined herein have the same meanings given to such terms in the Indenture.

          In connection with the foregoing, we have examined, among other things, (i) the Registration Statement, (ii) the Indenture, (iii) the form of New Notes to be issued pursuant to the Indenture and (iv) originals, photocopies or conformed copies of all such corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions, and have made such other investigations as we have deemed necessary for the purpose of rendering the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all


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KRAMER, LEVIN NAFTALIS & FRANKEL

Florida Coast Paper Company, L.L.C.
September 20, 1996
Page 2

documents submitted to us as originals, and the conformity to originals of all documents submitted to us as photocopies or conformed copies, and the authenticity of the originals of such latter documents. We have relied, to the extent we deem such reliance proper, upon representations, statements or certificates of public officials and officers and representatives of the Issuers.

          Based upon and subject to the foregoing, we are of the opinion that the New Notes have been duly authorized by the Issuers and, when issued and delivered in exchange for the Old Notes in the manner set forth in the Registration Statement and executed and authenticated in accordance with the terms and conditions of the Indenture (and assuming the due authorization, execution and delivery of the Indenture by each of the parties thereto), will constitute legal, valid and binding obligations of each of the Issuers.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus that forms a part thereof.

          We are delivering this opinion to the Issuers, and no person other than the Issuers and its securityholders may rely upon it.


                                   Very truly yours,

                                   /s/ KRAMER, LEVIN, NAFTALIS & FRANKEL